Exhibit 99.1

Multi-Color Corporation Announces

Results for Third Quarter of Fiscal 2011

CINCINNATI, OHIO, February 3, 2011 – Multi-Color Corporation (NASDAQ: LABL) today announced third quarter increases in net income and diluted earnings per share.

“Adjusted net income increased 52% to $4.8 million for the quarter compared to the prior year. This reflects continued organic earnings growth and acquisition earnings above our expectations for the quarter. Overall, organic revenues were flat for the quarter, but are expected to return to growth in the fiscal fourth quarter,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Third quarter highlights included:

•

On October 1, 2010, the Company acquired all of the shares of Monroe Etiquette in France for Euro 8 million, less net debt assumed. The selling shareholder received 89% of the purchase price in the form of cash at closing. The remaining 11% of the purchase price will be paid in cash, but is deferred for five years after closing. The third quarter fiscal results include the results of Monroe Etiquette.

•

Net revenues increased 26% to $83.4 million from $66.0 million in the prior year quarter. The CentroStampa and Monroe Etiquette acquisitions contributed $15.5 million or 23% of the revenue increase. The remaining increase was due to a 3% favorable foreign exchange impact. Excluding the impact of acquisitions and foreign exchange, the impact of organic sales volume and pricing was comparable to the prior year quarter.

•

Gross profit increased $4.8 million or 42% compared to the prior year quarter. The acquisitions of CentroStampa and Monroe Etiquette contributed 38% to the gross profit increase. The remaining increase was due primarily to the impact of foreign exchange and improved operating efficiencies. Gross margins increased to 19% from 17% of sales revenues compared to the prior year quarter.

•

Selling, general and administrative (SG&A) expenses, adjusted to exclude the impact of acquisitions and special charges, decreased by 1% compared to the prior year quarter due primarily to reductions in headcount and other cost decreases partially offset by the impact of foreign exchange. SG&A expenses, as reported, increased 29% and adjusted for special charges, increased by 25% compared to the prior year quarter. Special charges included in SG&A expenses for the third quarter of fiscal 2011 consisted of $297,000 for acquisition and China start-up related expenses. The increase in SG&A related to the two acquisitions was $1.6 million and represents 26% of the adjusted SG&A increase.

•

During the third quarter of fiscal 2010, the Company relocated its corporate headquarters from Sharonville, Ohio to its Batavia, Ohio facility in order to consolidate certain employees into existing owned office space. In connection with the relocation, the Company recorded a pre-tax charge of $1.2 million for remaining lease obligations and other costs related to the Sharonville facility. During the third quarter of fiscal 2011, the Company entered into a contract to sublease the remaining unoccupied space and recorded a pre-tax reduction to the initial charge of $258,000 to incorporate the impact of the additional sublease income.

•

Operating income increased $4.5 million compared to the prior year quarter. Adjusted for special charges, operating income increased 65% to $8.3 million from $5.1 million. The CentroStampa and Monroe Etiquette acquisitions contributed 54% to the adjusted operating income increase. The remaining increase in operating income is due primarily to improved operating efficiencies, other cost decreases and the impact of foreign exchange.

•

Interest expense increased to $2 million compared to $1.2 million in the prior year due primarily to the increase in debt borrowings to finance the acquisitions of CentroStampa and Monroe Etiquette. Also contributing to the increase was the impact of higher interest rates and higher interest expense related to the present value adjustments of various lease and other liabilities.

•

The Company’s effective tax rate was 25% in the third quarter of fiscal 2011 compared to 21% in the same period of the prior year due primarily to an increase in income in higher tax jurisdictions, partially offset by the release of reserves for uncertain tax positions whose statute of limitations expired during the third quarter of fiscal 2011. The Company expects its annual effective tax rate to be approximately 30% in fiscal year 2011.

•

Diluted EPS increased to $0.36 cents per diluted share from $0.18 cents. Excluding the impacts of the special charges noted below, adjusted diluted EPS increased 42% to $0.37 cents per diluted share from $0.26 cents. Adjusted net income increased 52% to $4.8 million compared to $3.2 million in the prior year.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ending December 31, 2010 and 2009. For a reconciliation of adjustments made to Gross Profit, SG&A expenses and Operating Income between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Three Months Ended
	12/31/10 (in thousands)	EPS	12/31/09 (in thousands)	EPS
Net Income and Diluted EPS, as reported.	$4,786	$0.36	$2,199	$0.18

Acquisition and China Start-up Expenses, Net of Tax	221	0.02	20	—

Net Facility Closure Expense, Net of Tax	(192)	(0.01)	959	0.08

Adjusted Net Income and Diluted EPS (Non-GAAP)	$4,815	$0.37	$3,178	$0.26

Nigel Vinecombe said, “In addition to the 50% increase in adjusted net income for the fiscal year, we also see positives in the more stable selling prices by quarter, and with a lower cost base, any revenue growth is meaningful for earnings.”

Year-to-date highlights included:

•

On July 1, 2010, the Company completed the acquisition of European wine, spirit & olive oil label specialist, Guidotti CentroStampa S.p.A., based in Tuscany, Italy, for Euro 50.5 million with approximately 80% of the proceeds in the form of cash and 20% in the form of 934,567 shares of Multi-Color stock. The second and third quarter fiscal 2011 results include the results of CentroStampa.

•

Net revenues increased 20% to $248.1 million from $207.6 million. The CentroStampa and Monroe Etiquette acquisitions contributed 13% of the revenue increase. The remaining increase was due to a 5% increase in sales volume and mix and a 3% favorable foreign exchange impact, partially offset by a 1% unfavorable pricing impact.

•

Gross profit increased $12.4 million or 33% compared to the prior year. Adjusted for special charges, gross profit increased $12.9 million or 35%. The acquisitions of CentroStampa and Monroe Etiquette contributed 18% to the adjusted gross profit increase. The remaining increase was due to higher sales volumes, foreign exchange and improved operating efficiencies. Gross margins increased to 20% from 18% of sales revenues compared to the prior year.

•

Adjusted for special charges, selling, general and administrative (SG&A) expenses, as a percent of sales, decreased from 9.0% to 8.7% compared to the prior year. SG&A expenses increased by 29% compared to the prior year. Adjusted for special charges,

SG&A expenses increased by 15% compared to the prior year. The special charges included in SG&A expenses for the nine months ending December 31, 2010 were primarily comprised of $1.7 million in severance and accelerated stock compensation charges and $1.3 million in acquisition and China start-up related expenses. The two acquisitions contributed a 14% increase to adjusted SG&A.

•

Operating income increased by $8.7 million or 53% compared to the prior year. Adjusted for special charges, operating income increased 55% to $28.5 million from $18.4 million in the prior year. The CentroStampa and Monroe Etiquette acquisitions contributed 22% to the adjusted operating income increase. The remaining increase in operating income is due primarily to the increase in sales volume, foreign exchange, improved operating efficiencies and other cost decreases.

•

Interest expense increased to $5.3 million compared to $3.6 million in the prior year due primarily to the increase in debt borrowings to finance the acquisitions of CentroStampa and Monroe Etiquette. Also contributing to the increase was the impact of higher interest rates and higher interest expense related to the present value adjustments of various lease and other liabilities.

•

The Company’s effective tax rate was 30% for the nine months ended December 31, 2010 compared to 28% in the same period of the prior year due primarily to an increase in income in higher tax jurisdictions, partially offset by the release of reserves for uncertain tax positions whose statute of limitations expired during the third quarter of fiscal 2011. The Company expects its annual effective tax rate to be approximately 30% in fiscal year 2011.

•

Diluted EPS increased 41% to $1.10 cents per diluted share from $0.78 cents. Excluding the impacts of the special charges noted below, adjusted diluted EPS increased 43% to $1.27 cents per diluted share from $0.89 cents. Adjusted net income increased 50% to $16.4 million compared to $11.0 million in the prior year.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the nine months ending December 31, 2010 and 2009. For a reconciliation of adjustments made to Gross Profit, SG&A expenses and Operating Income between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Nine Months Ended
	12/31/10 (in thousands)	EPS	12/31/09 (in thousands)	EPS
Net Income and Diluted EPS, as reported	$14,283	$1.10	$9,616	$0.78

Severance and Accelerated Stock Compensation Expense, Net of Tax	1,138	0.09	96	0.01

Acquisition and China Start-Up Expenses, Net of Tax	889	0.07	108	0.01

Inventory Purchase Accounting Charge, Net of Tax	289	0.02	—	—

Net Facility Closure Expense, Net of Tax	(192)	(0.01)	1,145	0.09

Adjusted Net Income and Diluted EPS (Non-GAAP)	$16,407	$1.27	$10,965	$0.89

“Our existing businesses see growth opportunities in the year ahead and are resourced to deliver on the promise. Our new European operations in Italy and France have had very good MCC debuts and encourage us to follow through on our development plans in this region. We are also excited that our new Chinese plant is operational this month as planned. We continue to actively pursue EPS growth in our existing businesses and through new ones,” Vinecombe said.

Fiscal Year 2011 Third Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on February 3, 2011 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-680-0892 (code 96021965) or for international access, please call 1-617-213-4858 (code 96021965) by 10:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on February 3, 2011 until midnight (ET) on February 10, 2011, by calling 1-888-286-8010 (code 52727585) if domestic or for international access, please call 1-617-801-6888 (code 52727585). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PJB8LRX7C (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 1,500 associates across 15 operations globally and is a public company trading on the NASDAQ Global Select Market Exchange (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

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Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Nine Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Revenues	$83,379	$65,981	$248,149	$207,602
Cost of Goods Sold	67,198	54,622	198,577	170,467

Gross Profit	16,181	11,359	49,572	37,135
Gross Margin	19%	17%	20%	18%
Selling, General & Administrative	8,143	6,321	24,476	19,037
Facility Closure Expense/(Income), net	(258)	1,214	(258)	1,475

Operating Income	8,296	3,824	25,354	16,623

Other (Income) Expense	(139)	(107)	(222)	(287)
Interest Expense	2,015	1,152	5,271	3,638

Income before Taxes	6,420	2,779	20,305	13,272
Provision for Taxes	1,634	580	6,022	3,656

Net Income	$4,786	$2,199	$14,283	$9,616

Basic Earnings Per Share	$0.36	$0.18	$1.11	$0.79
Diluted Earnings Per Share	$0.36	$0.18	$1.10	$0.78

Basic Shares Outstanding	13,267	12,215	12,914	12,206
Diluted Shares Outstanding	13,430	12,324	13,037	12,327

	Selected Balance Sheet Information
	(in 000’s) Unaudited
	December 31, 2010	March 31, 2010
Current Assets	$95,760	$63,881
Total Assets	$402,449	$285,342
Current Liabilities	$64,729	$43,947
Total Liabilities	$217,456	$138,714
Stockholders’ Equity	$184,993	$146,628
Total Debt	$131,307	$85,643

Certain prior year amounts have been reclassified to conform to current year reporting.

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and meaningful year-over-year comparisons of the Company’s financial results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The following tables show adjustments made to Gross Profit, Operating Income and SG&A expenses between reported GAAP and Non-GAAP results for the three months and nine months ended December 31, 2010 and 2009:

	Three Months Ended		Nine Months Ended
	12/31/10 (in thousands)	12/31/09 (in thousands)	12/31/10 (in thousands)	12/31/09 (in thousands)
Gross Profit, as reported	$16,181	$11,359	$49,572	$37,135

Inventory Purchase Accounting Charge	—	—	424	—

Adjusted Gross Profit (Non-GAAP)	$16,181	$11,359	$49,996	$37,135

Adjusted Gross Profit (Non-GAAP) as a % of Revenues	19.4%	17.2%	20.1%	17.9%

	Three Months Ended		Nine Months Ended
	12/31/10 (in thousands)	12/31/09 (in thousands)	12/31/10 (in thousands)	12/31/09 (in thousands)
Operating Income, as reported	$8,296	$3,824	$25,354	$16,623

Severance and Accelerated Stock Compensation Expense	—	—	1,658	135

Acquisition and China Start-Up Expense	297	25	1,272	151

Inventory Purchase Accounting Charge	—	—	424	—

Facility Closure Expense, net	(258)	1,214	(258)	1,475

Adjusted Operating Income (Non-GAAP)	$8,335	$5,063	$28,450	$18,384

Adjusted Operating Income (Non-GAAP) as a % of Revenues	10.0%	7.7%	11.5%	8.9%

	Three Months Ended		Nine Months Ended
	12/31/10 (in thousands)	12/31/09 (in thousands)	12/31/10 (in thousands)	12/31/09 (in thousands)
SG&A Expenses, as reported	$8,143	$6,321	$24,476	$19,037

Severance and Accelerated Stock Compensation Expense	—	—	1,658	135

Acquisition and China Start-Up Expense	297	25	1,272	151

Adjusted SG&A Expenses (Non-GAAP)	$7,846	$6,296	$21,546	$18,751

Adjusted SG&A Expenses (Non-GAAP) as a % of Revenues	9.4%	9.5%	8.7%	9.0%

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311